Exhibit 99.1

PHH Corporation Announces Fourth Quarter and Full-Year 2014 Results

4Q14 Highlights:

•                  Net loss attributable to PHH Corporation of $33 million or $0.66 per basic share.  Net loss from continuing operations attributable to PHH Corporation of $32 million or $0.62 per basic share.  Net loss from continuing operations includes a $12 million pre-tax unfavorable market-related fair value adjustment to our mortgage servicing rights (MSRs), net of derivative gains related to MSRs.

•                  Mortgage applications of $10.9 billion, a 6% increase from $10.4 billion in 4Q13.  Interest rate lock commitments expected to close of $1.6 billion, a 25% decrease from $2.1 billion in 4Q13 as fee-based closings constituted 68% of total closings, up from 61% in 4Q13.

•                  Total closings of $9.4 billion, a 1% decline from $9.5 billion in 4Q13.  Purchase closings of $4.8 billion, a 3% increase from $4.7 billion in 4Q13.  Total loan margin of 291 bps, a 13 bps increase from 278 bps in 3Q14.

•                  Total loan servicing portfolio of $227.3 billion at December 31, 2014, up from $226.0 billion at September 30, 2014.

•                  MSR book value of $1.0 billion at December 31, 2014, representing an 89 bps capitalized servicing rate and a 3.1x capitalized servicing multiple, compared to a book value of $1.1 billion, representing a 93 bps capitalized servicing rate and a 3.2x capitalized servicing multiple at September 30, 2014.

Mt. Laurel, NJ — February 17, 2015 — PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced financial results for the quarter and year ended December 31, 2014.

For the quarter ended December 31, 2014, the Company reported a net loss attributable to PHH Corporation of $33 million or $0.66 per basic share.  For the year ended December 31, 2014, net income attributable to PHH Corporation was $81 million or $1.47 per basic share.  Net loss from continuing operations attributable to PHH Corporation for the quarter ended December 31, 2014, was $32 million or $0.62 per basic share.  Net loss from continuing operations attributable to PHH Corporation for the year ended December 31, 2014, was $191 million or $3.47 per basic share.

For the quarter ended December 31, 2014, core loss (after-tax)* and core loss per share*, which exclude a $12 million pre-tax unfavorable market-related MSR fair-value adjustment, net of derivative gains related to MSRs, were $24 million and $0.47, respectively.  For the year ended December 31, 2014, core loss (after-tax)* and core loss per share*, which exclude an $83 million pre-tax unfavorable market-related MSR fair-value adjustment, net of derivative gains related to MSRs, were $140 million and $2.55, respectively.

Notable items in the fourth quarter of 2014 included a charge related to legal and regulatory reserves ($6 million pre-tax or $0.07 per share after tax) and a severance release ($1 million pre-tax or $0.02 per share after tax).  Notable items in the third quarter of 2014 included charges related to severance ($8 million pre-tax or $0.09 per share after tax), early debt repayment ($24 million pre-tax or $0.26 per share after tax) and legal and regulatory reserves ($22 million pre-tax or $0.24 per share after tax) and $10 million in unfavorable tax adjustments resulting from the Fleet sale.  Notable items in the fourth quarter of 2013 included a charge related to severance ($12 million pre-tax or $0.13 per share after tax) and a legal and regulatory reserve release ($3 million pre-tax or $0.04 per share after tax).

Tangible book value per share* was $30.21 at December 31, 2014, up 7% from $28.15 at December 31, 2013.

Glen A. Messina, president and CEO of PHH Corporation, said, “In 2014, we took an important step forward with the sale of our Fleet business, which provided us with the financial flexibility to return significant capital to our shareholders, lower our unsecured debt level to our target range, and reinvest in the future success of our Mortgage business.  I am excited about 2015 and beyond for PHH.  We intend to operate more efficiently, maintain our focus on quality, compliance and customer service, as well as diversify and expand our revenue opportunities.”

Messina added, “We are pleased that we are at or near the end of contract negotiations and have achieved our target objectives with clients representing approximately 50% of our 2014 total PLS closing volume.  For our remaining PLS clients, we have extended our negotiations to address their unique program requirements and potentially expand the scope of services to be provided.  In addition, we remain on track on our re-engineering and growth initiatives.  I want to recognize and thank the PHH Board of Directors and my colleagues at PHH for their continued hard work and enduring commitment, and we believe these efforts put PHH in a strong position to continue to deliver value for our shareholders.”

Summary Consolidated Results

(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net revenues	$180	$238	$639	$1,200
(Loss) income from continuing operations before income taxes	(41)	36	(284)	140
Net (loss) income from continuing operations attributable to PHH Corporation	(32)	28	(191)	69
Net (loss) income attributable to PHH Corporation	(33)	45	81	135

(Loss) earnings per share from continuing operations:
Basic	$(0.62)	$0.48	$(3.47)	$1.21
Diluted	$(0.62)	$0.41	$(3.47)	$1.05

Weighted-average common shares outstanding:
Basic shares (in millions)	51.126	57.474	55.001	57.357
Diluted shares (in millions)	51.126	66.916	55.001	65.860

Non-GAAP Results*
Core loss (pre-tax)	$(30)	$(11)	$(207)	$(146)
Core loss (after-tax)	(24)	(1)	(140)	(85)

Core loss per share	$(0.47)	$(0.02)	$(2.55)	$(1.47)

Adjusted cash flow	$(182)	$104	$758	$303

* Non-GAAP Financial Measures

Non-GAAP financial measures for all periods presented reflect the continuing operations of the Company and exclude the results of the Fleet business and amounts related to the disposition of the business.

Core earnings or loss (pre-tax), core earnings or loss (after-tax), core earnings or loss per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with U.S. generally accepted accounting principles (GAAP).  See the “Note Regarding Non-GAAP Financial Measures” below for a detailed description of these and certain other Non-GAAP financial measures and reconciliations of such Non-GAAP financial measures to their most directly comparable GAAP financial measures as required by Regulation G.

Mortgage Production

Mortgage Production Segment Loss

Mortgage Production segment loss in the fourth quarter of 2014 was $26 million, compared to a segment loss of $28 million in the third quarter of 2014 and a segment loss of $45 million in the fourth quarter of 2013.  The $2 million improvement in segment loss during the fourth quarter of 2014 compared to the third quarter of 2014 was primarily due to declines in total expenses that were partially offset by declines in mortgage fees and gain on mortgage loans.  The reduced segment loss in the fourth quarter of 2014 compared to the fourth quarter of 2013 was due to reductions in salaries and related expenses and other operating expenses.

Mortgage Closing Volume

Total fourth quarter 2014 mortgage closings were $9.4 billion, down 5% from the third quarter of 2014 and down 1% from the fourth quarter of 2013.  Retail closings also decreased 5% from the third quarter of 2014 but increased 1% compared to the fourth quarter of 2013.  Fee-based closings as a percentage of total closings continued to trend higher in the fourth quarter of 2014, increasing to 68%.  This was up from 65% of total closings in the third quarter of 2014 and 61% of total closings in the fourth quarter of 2013.  The high percentage of fee-based closings continues to adversely affect the profitability of our Mortgage Production segment as the revenue per loan on fee-based closings is generally lower than the revenue per loan on saleable closings.

Interest Rate Lock Commitments

IRLCs expected to close of $1.6 billion in the fourth quarter of 2014 decreased 13% from the third quarter of 2014 and decreased 25% from the fourth quarter of 2013, primarily reflecting continued low demand for refinancing despite declining interest rates and a continued shift in mix toward fee-based closings.

Total Loan Margin

Total loan margin on IRLCs expected to close for the fourth quarter of 2014 was 291 bps, a 13 bps increase from the third quarter of 2014 and 22 bps less than the fourth quarter of 2013.  This represents the second consecutive quarter of increases in total loan margin.  Margins generally widen when mortgage interest rates decline and tighten when mortgage interest rates increase, as loan originators attempt to balance origination volume with operational capacity.

Mortgage Servicing

Mortgage Servicing Segment Loss

Mortgage Servicing segment loss in the fourth quarter of 2014 was $13 million, compared to a segment loss of $71 million in the third quarter of 2014 and a segment profit of $85 million in the fourth quarter of 2013.  The fourth quarter of 2014 segment loss included a $68 million unfavorable market-related fair value adjustment to our mortgage servicing rights (MSRs), as mortgage rates declined during the quarter, partially offset by a $56 million net derivative gain related to MSRs.  This compares to a $40 million unfavorable market-related fair value adjustment to our MSR in the third quarter of 2014 and a $50 million favorable market-related fair value adjustment to our MSR partially offset by a $2 million net derivative loss related to MSRs in the fourth quarter of 2013.  The sequential quarter improvement in segment results was also driven by a decrease in non-market-related MSR fair value adjustments, and a lower charge related to reserves for legal and regulatory contingencies.  The decline in interest rates during the fourth quarter of 2014 resulted in an increased value of our MSR derivative portfolio as the instruments became in the money, which caused an increase in our hedge coverage ratio despite a constant hedge strategy.

Unpaid Principal Balance (UPB) of Mortgage Servicing Portfolio

At December 31, 2014, the UPB of our capitalized servicing portfolio was $112.7 billion, down 6% from September 30, 2014, and 13% from December 31, 2013.  Our capitalized servicing portfolio continues to decline as payoffs and curtailments and sales continue to exceed additions from new loan production.  Sales includes the UPB related to sales of newly-created MSRs for which we are sub-servicing the underlying loans and we expect the combined value of the sale price of these MSRs and the net present value of the subservicing of the underlying loans to at least equal the value we would have ascribed to the MSRs if they had been retained by PHH.  In the fourth quarter of 2014, sales also includes a sale of existing MSRs.

At December 31, 2014, the UPB of our total loan servicing portfolio was $227.3 billion, representing a 1% increase from September 30, 2014, and a slight increase from December 31, 2013.  The year-over-year slight increase in our total loan servicing portfolio primarily reflects an increase in our sub-servicing UPB, partially offset by the aforementioned decline in the UPB of our capitalized servicing portfolio.  The increase in subserviced loans was primarily driven by fee-based closings and sales of newly-created MSRs.  At December 31, 2014, subserviced loans represented 50% of our total loan servicing portfolio.

Mortgage Servicing Rights

At December 31, 2014, the book value of our MSR was $1.0 billion, representing an 89 bps capitalized servicing rate.  The MSR book value and capitalized servicing rate at September 30, 2014, was $1.1 billion and 93 bps of the capitalized loan servicing portfolio.  During the fourth quarter, the primary mortgage rate used to value our MSR declined 30 bps.  The MSR book value at December 31, 2013, was $1.3 billion, representing a 99 bps capitalized servicing rate.  During the fourth quarter of 2014, $21 million in MSR book value was added from loans sold, which was more than offset by a $68 million decrease due to market-related fair value adjustments, a $37 million decrease related to prepayments and the receipt of recurring cash flows, and a $25 million decrease from MSR sales.

Liquidity Update

Liquidity at December 30, 2014, included $1.2 billion in unrestricted Cash and cash equivalents, excluding cash held in variable interest entities.  As of December 31, 2014, we had $860 million total principal of unsecured debt outstanding.

In the third quarter of 2014, we entered into two Accelerated Share Repurchase agreements, which resulted in an immediate reduction of approximately 7 million of our issued and outstanding shares.  The final settlement of shares repurchased from these programs will be determined at the completion of the programs, which is expected to occur in the first quarter of 2015.

Conference Call/Webcast

The Company will host a conference call at 10:00 a.m. (Eastern Time) on Wednesday, February 18, 2015, to discuss its fourth quarter and full-year 2014 results. All interested parties are welcome to participate. You can access the conference call by dialing (888) 713-4487 or (913) 312-0838 and using the conference ID 9626580 approximately 10 minutes prior to the call. The conference call will also be webcast, which can be accessed from the Investor Relations page of PHH’s website at www.phh.com/invest under webcasts and presentations.

An investor presentation with an appendix of supplemental schedules will accompany the conference call and be available by visiting the Investor Relations page of PHH’s website at www.phh.com/invest on Wednesday, February 18, 2015, prior to the start of the conference call.

A replay will be available beginning shortly after the end of the call through March 5, 2015, by dialing (888) 203-1112 or (719) 457-0820 and using conference ID 9626580, or by visiting the Investor Relations page of PHH’s website at www.phh.com/invest.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of end-to-end mortgage solutions through its subsidiary, PHH Mortgage.  Its outsourcing model and proven expertise, combined with a strong commitment to operational excellence and customer service, has enabled PHH Mortgage to become one of the largest non-bank originators and servicers of residential mortgages in the United States.  PHH Mortgage provides mortgage solutions for the real estate market and financial institutions, and offers home financing directly to consumers.  For additional information, please visit www.phh.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events.  All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.  Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov.  Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors

Jim Ballan

jim.ballan@phh.com

856-917-4311

Media

Dico Akseraylian

dico.akseraylian@phh.com

856-917-0066

PHH CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
REVENUES
Origination and other loan fees	$61	$60	$231	$307
Gain on loans held for sale, net	64	82	264	575
Net loan servicing income:
Loan servicing income	113	124	448	436
Change in fair value of mortgage servicing rights	(105)	7	(320)	13
Net derivative gain (loss) related to mortgage servicing rights	56	(2)	82	(19)
Net loan servicing income	64	129	210	430
Net interest expense:
Interest income	9	11	42	70
Secured interest expense	(8)	(11)	(35)	(59)
Unsecured interest expense	(18)	(31)	(95)	(126)
Net interest expense	(17)	(31)	(88)	(115)
Other income (loss)	8	(2)	22	3
Net revenues	180	238	639	1,200

EXPENSES
Salaries and related expenses	80	99	358	425
Commissions	20	20	78	110
Occupancy and other office expenses	14	13	51	50
Depreciation and amortization	5	6	23	23
Loan origination expenses	21	20	85	109
Foreclosure and repossession expenses	14	12	56	61
Professional and third-party service fees	38	29	127	111
Technology equipment and software expenses	10	9	37	33
Other operating expenses	19	(6)	108	138
Total expenses	221	202	923	1,060
(Loss) income from continuing operations before income taxes	(41)	36	(284)	140
Income tax (benefit) expense	(10)	9	(99)	42
(Loss) income from continuing operations, net of tax	(31)	27	(185)	98
(Loss) income from discontinued operations, net of tax	(1)	17	272	66
Net (loss) income	(32)	44	87	164
Less: net income (loss) attributable to noncontrolling interest	1	(1)	6	29
Net (loss) income attributable to PHH Corporation	$(33)	$45	$81	$135

Basic (loss) earnings per share:
From continuing operations	$(0.62)	$0.48	$(3.47)	$1.21
From discontinued operations	(0.04)	0.30	4.94	1.15
Total attributable to PHH Corporation	$(0.66)	$0.78	$1.47	$2.36

Diluted (loss) earnings per share:
From continuing operations	$(0.62)	$0.41	$(3.47)	$1.05
From discontinued operations	(0.04)	0.26	4.94	1.01
Total attributable to PHH Corporation	$(0.66)	$0.67	$1.47	$2.06

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31,
	2014	2013

ASSETS
Cash and cash equivalents	$1,259	$1,126
Restricted cash	56	27
Mortgage loans held for sale	915	834
Accounts receivable, net	123	71
Servicing advances, net	694	657
Mortgage servicing rights	1,005	1,279
Property and equipment, net	36	51
Other assets	208	352
Assets held for sale	—	4,456
Total assets	$4,296	$8,853

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$244	$281
Subservicing advance liabilities	347	302
Debt	1,739	2,024
Deferred taxes	262	687
Loan repurchase and indemnification liability	63	100
Other liabilities	70	50
Liabilities held for sale	—	3,719
Total liabilities	2,725	7,163
Commitments and contingencies	—	—
Total PHH Corporation stockholders’ equity	1,545	1,666
Noncontrolling interest	26	24
Total equity	1,571	1,690
Total liabilities and equity	$4,296	$8,853

Segment Results

(In millions)

	Fourth Quarter 2014				Fourth Quarter 2013
	Mortgage Production Segment	Mortgage Servicing Segment	Other	Total PHH Corporation	Total PHH Corporation
Origination and other loan fees	$61	$—	$—	$61	$60
Gain on loans held for sale, net	64	—	—	64	82
Loan servicing income	—	113	—	113	124
MSR fair value adjustments:
Prepayments and receipt of recurring cash flows	—	(37)	—	(37)	(43)
Market-related(1)	—	(68)	—	(68)	50
Net derivative gain (loss) related to MSRs	—	56	—	56	(2)
Net interest expense:
Interest income	8	1	—	9	11
Secured interest expense	(6)	(2)	—	(8)	(11)
Unsecured interest expense	(7)	(11)	—	(18)	(31)
Other income	2	1	5	8	(2)
Net revenues	122	53	5	180	238
Salaries and related expenses	53	15	12	80	99
Commissions	20	—	—	20	20
Occupancy and other office expenses	8	5	1	14	13
Depreciation and amortization	2	1	2	5	6
Loan origination expenses	21	—	—	21	20
Foreclosure and repossession expenses	—	14	—	14	12
Professional and third-party service fees	10	8	20	38	29
Technology equipment and software expenses	1	4	5	10	9
Other operating expenses:
Repurchase and foreclosure-related charges	—	(4)	—	(4)	(19)
Overhead Allocation - IT	12	4	(16)	—	—
Overhead Allocation - Other	12	5	(17)	—	—
Other	8	14	1	23	13
Other operating expenses	32	19	(32)	19	(6)
Total expenses	147	66	8	221	202
(Loss) income from continuing operations before income taxes	(25)	(13)	(3)	$(41)	$36
Less: income attributable to noncontrolling interest	1	—	—
Segment loss	$(26)	$(13)	$(3)

(1)                                 Represents the Change in fair value of mortgage servicing rights due to changes in market inputs and assumptions used in the valuation model. The fair value of our MSRs is estimated based upon projections of expected future cash flows from our MSRs considering prepayment estimates, our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors.

Segment Results

(In millions)

	Year Ended December 31, 2014				Year Ended December 31, 2013
	Mortgage Production Segment	Mortgage Servicing Segment	Other	Total PHH Corporation	Total PHH Corporation
Origination and other loan fees	$231	$—	$—	$231	$307
Gain on loans held for sale, net	264	—	—	264	575
Loan servicing income (1)	—	448	—	448	436
MSR fair value adjustments:
Prepayments and receipt of recurring cash flows	—	(155)	—	(155)	(263)
Market-related (2)	—	(165)	—	(165)	276
Net derivative gain (loss) related to MSRs	—	82	—	82	(19)
Net interest expense:
Interest income	38	4	—	42	70
Secured interest expense	(26)	(9)	—	(35)	(59)
Unsecured interest expense	(51)	(44)	—	(95)	(126)
Other income	9	2	11	22	3
Net revenues	465	163	11	639	1,200
Salaries and related expenses	231	60	67	358	425
Commissions	78	—	—	78	110
Occupancy and other office expenses	31	17	3	51	50
Depreciation and amortization	12	2	9	23	23
Loan origination expenses	85	—	—	85	109
Foreclosure and repossession expenses	—	56	—	56	61
Professional and third-party service fees	34	31	62	127	111
Technology equipment and software expenses	3	16	18	37	33
Other operating expenses:
Repurchase and foreclosure-related charges	—	(2)	—	(2)	7
Overhead Allocation - IT	52	17	(69)	—	—
Overhead Allocation - Other	46	16	(62)	—	—
Other (3)	28	53	29	110	131
Other operating expenses	126	84	(102)	108	138
Total expenses	600	266	57	923	1,060
(Loss) income from continuing operations before income taxes	(135)	(103)	(46)	$(284)	$140
Less: income attributable to noncontrolling interest	6	—	—
Segment loss	$(141)	$(103)	$(46)

(1)                                 For the year ended December 31, 2013, loan servicing income includes a $21 million pre-tax loss related to the termination of an inactive reinsurance agreement.

(2)                                 Represents the Change in fair value of mortgage servicing rights due to changes in market inputs and assumptions used in the valuation model. The fair value of our MSRs is estimated based upon projections of expected future cash flows from our MSRs considering prepayment estimates, our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors.

(3)                                 For the year ended December 31, 2014 and 2013, Other includes pre-tax losses of $24 million and $54 million, respectively related to the early repayment of certain unsecured debt obligations during each period.

Mortgage Production Segment

($ In millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2014	2013	Change	2014	2013	Change
Closings:
Saleable to investors	$3,019	$3,692	(18)%	$12,389	$25,675	(52)%
Fee-based	6,379	5,814	10%	23,572	26,692	(12)%
Total	$9,398	$9,506	(1)%	$35,961	$52,367	(31)%
Purchase	$4,808	$4,673	3%	$20,105	$19,141	5%
Refinance	4,590	4,833	(5)%	15,856	33,226	(52)%
Total	$9,398	$9,506	(1)%	$35,961	$52,367	(31)%
Retail - PLS	$6,998	$6,810	3%	$26,015	$35,136	(26)%
Retail - Real Estate	2,069	2,147	(4)%	8,593	12,221	(30)%
Total retail	9,067	8,957	1%	34,608	47,357	(27)%
Wholesale/correspondent	331	549	(40)%	1,353	5,010	(73)%
Total	$9,398	$9,506	(1)%	$35,961	$52,367	(31)%
Retail - PLS (units)	14,156	15,977	(11)%	54,105	89,137	(39)%
Retail - Real Estate (units)	7,926	9,245	(14)%	34,131	50,158	(32)%
Total retail (units)	22,082	25,222	(12)%	88,236	139,295	(37)%
Wholesale/correspondent (units)	1,451	2,284	(36)%	5,940	22,166	(73)%
Total (units)	23,533	27,506	(14)%	94,176	161,461	(42)%
Applications:
Saleable to investors	$3,811	$4,278	(11)%	$16,895	$29,851	(43)%
Fee-based	7,120	6,079	17%	28,696	28,973	(1)%
Total	$10,931	$10,357	6%	$45,591	$58,824	(22)%
Retail- PLS	8,087	7,337	10%	32,810	38,954	(16)%
Retail- Real Estate	2,333	2,289	2%	10,727	14,135	(24)%
Total retail	10,420	9,626	8%	43,537	53,089	(18)%
Wholesale/correspondent	511	731	(30)%	2,054	5,735	(64)%
Total	$10,931	$10,357	6%	$45,591	$58,824	(22)%
Retail- PLS (units)	15,805	16,697	(5)%	68,258	97,932	(30)%
Retail- Real Estate (units)	8,825	9,648	(9)%	42,123	57,897	(27)%
Total retail (units)	24,630	26,345	(7)%	110,381	155,829	(29)%
Wholesale/correspondent (units)	2,151	2,954	(27)%	9,015	25,227	(64)%
Total (units)	$26,781	$29,299	(9)%	$119,396	$181,056	(34)%
Other:
IRLCs expected to close	$1,603	$2,135	(25)%	$7,262	$15,387	(53)%
Total loan margin on IRLCs (in basis points)	291	313	(7)%	282	344	(18)%
Loans sold	$2,887	$4,004	(28)%	$12,555	$27,242	(54)%

Mortgage Production Segment

($ In millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2014	2013	Change	2014	2013	Change
Origination and other loan fees	$61	$60	2%	$231	$307	(25)%
Gain on loans held for sale, net	64	82	(22)%	264	575	(54)%
Net interest expense	(5)	(18)	(72)%	(39)	(64)	(39)%
Other income	2	(2)	n/m (1)	9	3	200%
Net revenues	122	122	—	465	821	(43)%
Salaries and related expenses	53	73	(27)%	231	317	(27)%
Commissions	20	20	—	78	110	(29)%
Occupancy and other office expenses	8	8	—	31	34	(9)%
Depreciation and amortization	2	3	(33)%	12	13	(8)%
Loan origination expenses	21	20	5%	85	109	(22)%
Professional and third-party service fees	10	8	25%	34	39	(13)%
Technology equipment and software expenses	1	1	—	3	4	(25)%
Other operating expenses	32	35	(9)%	126	144	(13)%
Total expenses	147	168	(13)%	600	770	(22)%
(Loss) income before income taxes	(25)	(46)	(46)%	(135)	51	n/m (1)
Less: net income (loss) attributable to noncontrolling interest	1	(1)	n/m (1)	6	29	(79)%
Segment (loss) profit	$(26)	$(45)	(42)%	$(141)	$22	n/m (1)

(1) n/m- Not meaningful

Mortgage Servicing Segment

($ In millions)

	December 31,
	2014	2013	Change
Total loan servicing portfolio	$227,272	$226,837	—
Number of loans in owned portfolio (units)	712,643	824,992	(14)%
Number of subserviced loans (units)	446,381	390,070	14%
Total number of loans serviced (units)	1,159,024	1,215,062	(5)%
Capitalized loan servicing portfolio	$112,686	$129,145	(13)%
Capitalized servicing rate	0.89%	0.99%
Capitalized servicing multiple	3.1	3.4
Weighted-average servicing fee (in basis points)	29	29

	Three Months Ended			Year Ended
	December 31,			December 31,
	2014	2013	Change	2014	2013	Change
Average total loan servicing portfolio	$226,803	$227,276	—	$226,438	$210,379	8%
Average capitalized loan servicing portfolio	117,163	130,178	(10)%	123,090	134,028	(8)%
Payoffs and principal curtailments of capitalized portfolio	4,604	5,109	(10)%	18,463	33,328	(45)%
Sales of capitalized portfolio	4,458	5	n/m (1)	6,929	40	n/m (1)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2014	2013	Change	2014	2013	Change
Net loan servicing income	$64	$129	(50)%	$210	$430	(51)%
Net interest expense	(12)	(13)	(8)%	(49)	(51)	(4)%
Other income	1	—	100%	2	—	100%
Net revenues	53	116	(54)%	163	379	(57)%
Salaries and related expenses	15	14	7%	60	53	13%
Occupancy and other office expenses	5	4	25%	17	13	31%
Depreciation and amortization	1	—	100%	2	1	100%
Foreclosure and repossession expenses	14	12	17%	56	61	(8)%
Professional and third-party service fees	8	6	33%	31	24	29%
Technology equipment and software expenses	4	4	—	16	14	14%
Other operating expenses	19	(9)	n/m (1)	84	58	45%
Total expenses	66	31	113%	266	224	19%
Segment (loss) profit	$(13)	$85	n/m (1)	$(103)	$155	n/m (1)

(1) n/m - Not meaningful

	December 31,
	2014		2013
	Number of Loans	Unpaid Balance	Number of Loans	Unpaid Balance

Portfolio Delinquency(1)
30 days	2.43%	1.75%	2.43%	1.82%
60 days	0.58	0.41	0.83	0.62
90 or more days	1.13	0.85	1.08	0.90
Total	4.14%	3.01%	4.34%	3.34%
Foreclosure/real estate owned(2)	2.22%	2.04%	2.46%	2.36%

(1)   Represents portfolio delinquencies as a percentage of the total number of loans and the total unpaid balance of the portfolio.

(2)   As of December 31, 2014 and 2013, the total servicing portfolio included 21,456 and 24,892 of loans in foreclosure with an unpaid principal balance of $4.1 billion and $4.7 billion, respectively.

DEBT AND BORROWING ARRANGEMENTS

The following table summarizes the components of Debt:

	December 31, 2014			December 31,
		Interest	Available	2013
	Balance	Rate(1)	Capacity(2)	Balance
	(In millions)
Committed warehouse facilities	$800	2.2%	$1,175	$709
Uncommitted warehouse facilities	—	—	2,500	—
Warehouse facilities	800			709

Servicing advance facility	108	2.7%	47	66

Convertible notes due in 2014(3)	—	—	n/a	247
Convertible notes due in 2017(3)	216	6.0%	n/a	207
Term notes due in 2016	—	—	n/a	170
Term notes due in 2019	275	7.375%	n/a	275
Term notes due in 2021	340	6.375%	n/a	350
Unsecured credit facilities	—	—	5	—
Unsecured debt	831			1,249
Total	$1,739			$2,024

(1)         Interest rate shown represents the stated interest rate of outstanding borrowings as of the respective date, which may differ from the effective rate due to the amortization of premiums, discounts and issuance costs.  Warehouse facilities and the Servicing advance facility are variable-rate.  Rate shown for Warehouse facilities represents the weighted-average rate of current outstanding borrowings.

(2)         Capacity is dependent upon maintaining compliance with, or obtaining waivers of, the terms, conditions and covenants of the respective agreements, including asset-eligibility requirements.

(3)         Balances are net of unamortized discount of $29 million as of December 31, 2014 and $3 million (2014 series) and $43 million (2017 series) as of December 31, 2013.  The effective interest rate of the Convertible notes due 2017 is 13%, which includes the accretion of the discount and issuance costs.

* NOTE REGARDING NON-GAAP FINANCIAL MEASURES

Non-GAAP financial measures for all periods presented reflect the continuing operations of the Company and exclude the results of the Fleet business and amounts related to the disposition of the business.

Core earnings or loss (pre-tax and after-tax), core earnings or loss per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with GAAP. See Non-GAAP Reconciliations below for a reconciliation of these measures to the most directly comparable GAAP financial measures as required by Regulation G.

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share involves differences from Segment profit or loss, Income or loss from continuing operations before income taxes, Net income or loss attributable to PHH Corporation and Basic earnings or loss per share attributable to PHH Corporation computed in accordance with GAAP. Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share should be considered as supplementary to, and not as a substitute for, Segment profit or loss, Income or loss from continuing operations before income taxes, Net income (loss) attributable to PHH Corporation or Basic earnings (loss) per share from continuing operations computed in accordance with GAAP as a measure of the Company’s financial performance.

Adjusted cash flow excludes the change in the Cash balance of discontinued operations and involves differences from Net increase or decrease in cash and cash equivalents computed in accordance with GAAP.  Adjusted cash flow should be considered as supplementary to, and not as a substitute for, Net increase or decrease in cash and cash equivalents computed in accordance with GAAP as a measure of the Company’s net increase or decrease in cash and cash equivalents.

Tangible book value and tangible book value per share involve differences from Total PHH Corporation stockholders’ equity computed in accordance with GAAP.  Tangible book value and tangible book value per share should be considered as supplementary to, and not as a substitute for, Total PHH Corporation stockholders’ equity computed in accordance with GAAP as a measure of the Company’s financial position.

The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.

The Company also believes that any meaningful analysis of the Company’s financial performance by investors requires an understanding of the factors that drive the Company’s underlying operating performance which can be obscured by significant unrealized changes in value of the Company’s mortgage servicing rights, as well as any gain or loss on derivatives that are intended to offset market-related fair value adjustments on the Company’s mortgage servicing rights, in a given period that are included in Segment profit (loss), Income (loss) from continuing operations before income taxes, Net income (loss) attributable to PHH Corporation and Basic earnings (loss) per share from continuing operations attributable to PHH Corporation in accordance with GAAP.

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share measure the Company’s financial performance from continuing operations excluding unrealized changes in fair value of the Company’s mortgage servicing rights that are based upon projections of expected future cash flows and prepayments as well as realized and unrealized changes in the fair value of derivatives that are intended to offset changes in the fair value of mortgage servicing rights.  The changes in fair value of mortgage servicing rights and related derivatives are highly sensitive to changes in interest rates and are dependent upon the level of current and projected interest rates at the end of each reporting period.

Value lost from actual prepayments and recurring cash flows are recorded when actual cash payments or prepayments of the underlying loans are received, and are included in core earnings based on the current fair value of the mortgage servicing rights at the time the payments are received.

The presentation of core earnings is designed to more closely align the timing of recognizing the actual value lost from prepayments in the mortgage servicing segment with the associated value created through new originations in the mortgage production segment.

Core earnings metrics are used in managing the Company’s business.  The Company has also designed certain management incentives based upon the achievement of core earnings targets, subject to potential adjustments that may be made at the discretion of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Limitations on the use of Core Earnings

Since core earnings or loss (pre-tax and after-tax) and core earnings or loss per share measure the Company’s financial performance from continuing operations excluding unrealized changes in value of mortgage servicing rights, such measures may not appropriately reflect the rate of value lost on subsequent actual payments or prepayments over time. As such, core earnings or loss (pre-tax and after-tax) and core earnings or loss per share may tend to overstate operating results in a declining interest rate environment and understate operating results in a rising interest rate environment, absent the effect of any offsetting gains or losses on derivatives that are intended to offset changes in fair value on the Company’s mortgage servicing rights.

Adjusted cash flow

Adjusted cash flow excludes the change in the Cash balance of discontinued operations and measures the Company’s Net increase or decrease in cash and cash equivalents from continuing operations for a given period excluding changes resulting from the issuance of equity, the purchase of derivative securities related to the Company’s stock or the issuance or repayment of unsecured or other debt by PHH Corporation.  The Company believes that Adjusted cash flow is a useful measure for investors because the Company’s ability to repay future unsecured debt maturities or return capital to equity holders is highly dependent on a demonstrated ability to generate cash.  Accordingly, the Company believes that Adjusted cash flow may assist investors in determining the amount of cash and cash equivalents generated from business activities during a period that is available to repay unsecured debt or distribute to holders of the Company’s equity.

Adjusted cash flow can be generated through a combination of earnings, more efficient utilization of asset-backed funding facilities, or an improved working capital position.  Adjusted cash flow can vary significantly between periods based upon a variety of potential factors including, but not limited to, timing related to cash collateral postings, mortgage origination volumes and loan margins.

Adjusted cash flow is not a substitute for the Net increase or decrease in cash and cash equivalents for a period and is not intended to provide the Company’s total sources and uses of cash or measure its change in liquidity.  As such, it is important that investors review the Company’s consolidated statement of cash flows for a more detailed understanding of the drivers of net cash provided by (used in) operating activities, investing activities, and financing activities.

Adjusted cash flow metrics are used in managing the Company’s business.  The Company has also designed certain management incentives based upon the achievement of adjusted cash flow targets, subject to potential adjustments that may be made at the discretion of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Tangible book value and Tangible book value per share

Tangible book value is a measure of Total PHH Corporation stockholders’ equity computed in accordance with GAAP excluding the value of goodwill and other intangible assets. Tangible book value per share is a measure of tangible book value, on a per share basis, using the number of shares of outstanding PHH Corporation common stock as of the applicable measurement date.  Certain of the Company’s debt agreements contain indebtedness-to-tangible net worth ratio covenants, and such ratios are calculated using a measure of tangible net worth that is calculated on a basis similar to the Company’s calculation of tangible book value.  Accordingly, the Company believes that tangible book value and tangible book value per share provide useful supplementary information to investors.

NON-GAAP RECONCILIATIONS — CORE EARNINGS

(In millions, except per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
(Loss) income from continuing operations before income taxes — as reported	$(41)	$36	$(284)	$140
Less: net income (loss) attributable to noncontrolling interest	1	(1)	6	29
Segment (loss) profit	(42)	37	(290)	111
Market-related fair value adjustments (1)	68	(50)	165	(276)
Net derivative (gain) loss related to MSRs	(56)	2	(82)	19
Core loss (pre-tax)	$(30)	$(11)	$(207)	$(146)

Net (loss) income attributable to PHH Corporation — as reported	$(33)	$45	$81	$135
Less: (Loss) income from discontinued operations, net of tax	(1)	17	272	66
Net (loss) income from continuing operations attributable to PHH Corporation	(32)	28	(191)	69
Market-related fair value adjustments, net of taxes (1)(2)	42	(31)	101	(166)
Net derivative (gain) loss related to MSRs, net of taxes(2)	(34)	2	(50)	12
Core loss (after-tax)	$(24)	$(1)	$(140)	$(85)

Basic (loss) earnings per share from continuing operations — as reported	$(0.62)	$0.48	$(3.47)	$1.21
Market-related fair value adjustments, net of taxes (1)(3)	0.82	(0.52)	1.83	(2.88)
Net derivative (gain) loss related to MSRs, net of taxes(3)	(0.67)	0.02	(0.91)	0.20
Core loss per share	$(0.47)	$(0.02)	$(2.55)	$(1.47)

(1)         Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

(2)         For the three months and year ended December 31, 2014, an incremental effective tax rate of 39% was applied to the MSRs valuation adjustments to arrive at the net of taxes amounts compared to an incremental effective tax rate of 40% for the three months and year ended December 31, 2013.

(3)         Basic weighted-average shares outstanding of 51.126 million and 57.474 million for the three months ended December 31, 2014 and 2013, respectively and 55.001 million and 57.357 million for the years ended December 31, 2014 and 2013, respectively, were used to calculate per share amounts.

NON-GAAP RECONCILIATIONS — CORE EARNINGS BY SEGMENT

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Fourth Quarter 2014
	Mortgage Production Segment	Mortgage Servicing Segment	Other
Segment loss	$(26)	$(13)	$(3)
Market-related fair value adjustments(1)	—	68	—
Net derivative gain related to MSRs	—	(56)	—
Core loss	$(26)	$(1)	$(3)

	Fourth Quarter 2013
	Mortgage Production Segment	Mortgage Servicing Segment	Other
Segment (loss) profit	$(45)	$85	$(3)
Market-related fair value adjustments(1)	—	(50)	—
Net derivative loss related to MSRs	—	2	—
Core (loss) earnings	$(45)	$37	$(3)

(1)        Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

NON-GAAP RECONCILIATIONS — CORE EARNINGS BY SEGMENT

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Year Ended December 31, 2014
	Mortgage Production Segment	Mortgage Servicing Segment	Other
Segment loss	$(141)	$(103)	$(46)
Market-related fair value adjustments(1)	—	165	—
Net derivative gain related to MSRs	—	(82)	—
Core loss	$(141)	$(20)	$(46)

	Year Ended December 31, 2013
	Mortgage Production Segment	Mortgage Servicing Segment	Other
Segment profit (loss)	$22	$155	$(66)
Market-related fair value adjustments(1)	—	(276)	—
Net derivative loss related to MSRs	—	19	—
Core earnings (loss)	$22	$(102)	$(66)

(1)        Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

NON-GAAP RECONCILIATIONS — ADJUSTED CASH FLOW

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net increase (decrease) in Cash and cash equivalents — as reported	$(192)	$90	$14	$416
Less: (Increase) decrease in cash balance of discontinued operations	—	7	119	(48)
Net (decrease) increase in Cash attributable to continuing operations	(192)	97	133	368
Adjustments:
Decrease (increase) in unsecured borrowings	10	8	435	(62)
Repurchase of common stock	—	—	200	—
Issuances of common stock	—	(1)	(10)	(3)
Adjusted cash flow	$(182)	$104	$758	$303

NON-GAAP RECONCILIATIONS — TANGIBLE BOOK VALUE

(In millions except share and per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	December 31,
	2014	2013
PHH Corporation stockholders’ equity — as reported	$1,545	$1,666
Goodwill	—	(25)
Intangible assets	—	(29)
Tangible book value	$1,545	$1,612
Common shares issued and outstanding	51,143,723	57,265,517
Tangible book value per share	$30.21	$28.15